Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces 15.2% Increase in 2nd Quarter Total Revenue

SPARTANBURG, S.C., August 2, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of operations for the first six months of its fiscal year and second quarter, which ended June 30, 2005.

For the six months ended June 30, 2005, net income increased 18.4% to $30.5 million compared to pro forma net income of $25.7 million for the same period in 2004. Net income for the quarter ended June 30, 2005 was $10.7 million, compared to pro forma net income of $11.2 million for the same period in 2004.  Prior to the Company’s initial public offering of its common stock (IPO) in December 2004, Advance America was taxed as an S corporation for income tax purposes.  Accordingly, the Company’s income tax expense for the six months and quarter ended June 30, 2004 was $1.5 million and  $0.7 million, respectively, which represented income tax expense on certain subsidiaries that had not converted to an S corporation.  At the date of the IPO, the Company converted to a C corporation for income tax purposes.  Pro forma net income was determined based upon the Company’s actual net income of $41.8 million and $18.1 million for the six months and quarter ended June 30, 2004 and was adjusted as if the Company was taxed as a C corporation at a rate of 40.6%.

Advance America’s Chief Executive Officer Billy Webster commented on the results, “We are pleased with our overall results during a difficult quarter in which we dealt with regulatory uncertainty, significantly altered the operations of our business in several key states, and, as a result of such operational changes, made several one-time adjustments.”

As previously announced, the Company made several operational changes in states where it has operated as marketing, processing, and servicing agent for Federal Deposit Insurance Corporation (FDIC) supervised institutions that offered payday cash advances. In Texas, the Company began operating as a credit services organization (CSO), and in Michigan it began directly providing check-cashing services. In North Carolina and Arkansas the Company changed banking relationships to partner with a lending bank offering payday cash advances and an installment loan product in compliance with the revised Payday Lending Guidance (the Guidance) issued by the FDIC. In Pennsylvania, the Company will continue to act as an agent for a lending bank that is offering payday cash advances and a new installment loan product in compliance with the Guidance.  In connection with these changes, the Company became contractually obligated for all losses in Texas and Michigan. The Company remains obligated in North Carolina and Arkansas for the existing advances and fees receivable in excess of the prior lending bank’s contractual obligations. The new lending bank in North Carolina and Arkansas is contractually obligated for all losses on any future payday cash advances and installment loans. As a result, the Company increased the allowance for uncollectible accounts and agency bank losses by $4.2 million, and accordingly charged pre-tax income by the same amount.

In June, the 11th Circuit Court of Appeals ruled 2-1 to uphold an applicable Georgia law that restricts a lending bank’s ability to export its home state interest rate through the utilization of an agent that receives a predominant economic interest in the revenues generated by the loan. However, in addition to upholding the Georgia law, the Company believes that the court’s ruling affirmed that FDIC insured, state-chartered banks may export interest rates from their home states to other states, including Georgia. The Company also believes the court confirmed that the bank has the right to use in-state agents such as Advance America to assist in making loans provided the agent does not receive a predominant economic interest. The court has defined such economic interest as being more than 50% of the revenues from the bank’s loan. A petition for rehearing has been filed with the 11th Circuit. In the meantime, the Company continues to evaluate its options in hopes of resuming operations in Georgia sometime in the future.

In North Carolina, the investigation by the Commissioner of Banks is ongoing with a hearing scheduled for September 2, 2005.

As a result of the operational changes, the case in Georgia, and the ongoing investigation in North Carolina, legal fees increased to $2.2 million for the second quarter of 2005 compared to $0.9 million for the second quarter of 2004.

During the second quarter of 2005, total revenues increased 15.2% to $150.3 million, compared to $130.5 million for the quarter ended June 30, 2004. Excluding centers in Georgia from the second quarter of 2004, total revenues increased 17.0%.  The quarter-over-quarter growth rate in total revenues for payday cash advance centers at least three months old as of June 30, 2004 and fifteen months old as of June 30, 2005 was 11.1% (excluding 89 centers in Georgia and 23 centers closed in 2004 and 2005).  For the six months ended June 30, 2005, total revenues increased 14.7% (excluding centers in Georgia) to $288.7 million compared to $251.6 million for the same period in 2004.

For the quarter ended June 30, 2005, the total number of cash advances processed increased by approximately 0.3 million, from approximately 2.7 million (excluding centers in Georgia) during the second quarter of 2004 to approximately 3.0 million during the second quarter of 2005, and increased by approximately 0.4 million (excluding centers in Georgia) to 5.6 million for the first half of 2005.

Center gross profit increased 6.6%, from $75.2 million in the first six months of 2004 to  $80.1 million in the first six months of 2005 after the one-time charges to the provision for doubtful accounts and agency bank losses. For the quarter ended June 30, 2005, center gross profit was $34.2 million, or 22.8% of total revenues, compared to $34.8 million, or 26.7% of total revenues for the quarter ended June 30, 2004.

The provision for doubtful accounts and agency bank losses as a percent of total revenues was 20.3% for the quarter ended June 30, 2005, compared to 14.6% for the same period in 2004. This change was primarily due to three factors. First, there were one-time charges recorded to increase the provision for doubtful accounts as a result of recent operational changes in Michigan, Texas, North Carolina and Arkansas.  Second, the Company experienced a cyclical increase in advances and fees receivable. Third, the Company experienced an increase in loss rates to 11.2% in the quarter ended June 30, 2005 from 10.1% in the quarter ended June 30, 2004.

Diluted earnings per share were $0.13 for the quarter ended June 30, 2005 compared to pro forma diluted earnings per share of $0.16 for the same period in 2004. Pro forma diluted earnings per share was based upon the Company’s actual diluted earnings per share of $0.26 for the second quarter of 2004 and was adjusted as if the Company was taxed as a C corporation, the post-IPO diluted shares outstanding were outstanding during the second quarter of 2004 and the proceeds were assumed to have reduced debt.  For the six months ended June 30, 2005, diluted earnings per share were $0.36 compared to pro forma diluted earnings per share of $0.36 for the six months ended June 30, 2004.

The Company opened 104 and 126 new payday cash advance centers during the second quarter and first six months of 2005, respectively, compared to 141 and 259 during the same periods in 2004. As of June 30, 2005, the Company had expanded its national operating network to a total of 2,520 payday cash advance centers in 35 states. The Company remains on target to open a total of approximately 400 new centers in calendar year 2005.

On July 26, 2005 Advance America’s Board of Directors declared a regular quarterly dividend of $0.09 per share. The dividend will be payable on September 9, 2005, to stockholders of record as of August 30, 2005.  In addition, the Board of Directors expects to raise future regular quarterly dividends from $0.09 cents to $0.11 cents per share, based on expected operating results.

The Company will discuss these results during a conference call on Wednesday, August 3 at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800) 500-3170. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 4623874) until the close of business on August 10, 2005.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with over 2,500 centers in 35 states. The Company offers convenient, less-costly, credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business, and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit service losses; current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; our relationships with the lending banks and with the banks party to our revolving credit facility; the possibility that we may have to permanently cease our operations in Georgia and North Carolina; theft and employee errors; the availability of adequate financing, suitable payday cash advance centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification.  For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2004 and 2005

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005

Revenues:
Fees and interest charged to customers	$100,437	$114,693	$195,752	$219,849
Processing, marketing, and servicing fees	30,038	35,624	62,883	68,851
Total revenues	130,475	150,317	258,635	288,700

Provision for doubtful accounts and agency bank losses	(19,093)	(30,567)	(30,053)	(40,658)
Net revenues	111,382	119,750	228,582	248,042

Center Expenses:
Salaries and related payroll costs	38,651	42,541	78,527	84,589
Occupancy costs	16,100	19,153	31,380	38,280
Center depreciation expense	3,447	3,595	6,611	7,132
Advertising expense	7,377	7,611	14,201	12,856
Other center expenses	11,025	12,612	22,665	25,049
Total center expenses	76,600	85,512	153,384	167,906
Center gross profit	34,782	34,238	75,198	80,136

Corporate and Other Expenses (Income):
General & administrative expenses	10,401	13,244	20,525	24,982
General & administrative expenses with related parties	533	101	1,130	164
Corporate depreciation expense	1,002	1,072	2,001	2,149
Interest expense	1,412	732	2,824	1,558
Interest expense with related parties	2,601	—	5,201	—
Interest income	(54)	(67)	(90)	(158)
Loss on disposal of property and equipment	109	27	269	123
Income before income taxes	18,778	19,129	43,338	51,318
Income tax expense	703	8,384	1,522	20,835
Net income	$18,075	$10,745	$41,816	$30,483

Net income per common share - basic and diluted	$0.26	$0.13	$0.61	$0.36

Weighted average number of shares outstanding - basic and diluted	68,667	83,878	68,667	83,918

Pro Forma Data:
Net Income:
Income before income taxes	$18,778		$43,338
Pro forma income tax expense	7,624		17,595
Pro forma net income	$11,154		$25,743

Pro Forma Earnings Per Share:
Income before income taxes	$18,778		$43,338
Interest reduction with assumed proceeds	3,570		7,140
Pro forma income before income taxes	22,348		50,478
Pro forma income tax expense	9,073		20,494
Pro forma net income	$13,275		$29,984

Pro forma net income per common share - basic and diluted	$0.16		$0.36

Post-IPO shares outstanding	83,958		83,958

Consolidated Balance Sheets

December 31, 2004 and June 30, 2005 (unaudited)

(in thousands, except per share data)

	December 31, 2004	June 30, 2005
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,224	$9,187
Advances and fees receivable, net	155,009	173,127
Deferred income taxes	3,141	3,221
Other current assets	9,887	4,919
Total current assets	186,261	190,454
Restricted cash	9,110	9,285
Property and equipment, net	72,247	71,214
Goodwill, net	122,324	122,324
Other assets	7,597	7,167
Total assets	$397,539	$400,444

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,911	$9,416
Accrued liabilities	23,027	27,732
Income taxes payable	2,169	1,407
Accrual for excess bank losses	3,219	5,337
Current portion of long-term debt	471	459
Total current liabilities	42,797	44,351
Revolving credit facility	39,506	27,511
Long-term debt	6,660	6,426
Deferred income taxes	12,286	14,515
Other liabilities	—	28
Total liabilities	101,249	92,831

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 83,958 shares outstanding at December 31, 2004; 96,821 shares issued and 83,588 shares outstanding at June 30, 2005	968	968
Paid in capital	284,004	283,835
Paid in capital - unearned compensation	(3,451)	(2,827)
Retained earnings	52,492	67,864
Common stock in treasury (12,863 shares at cost at December 31, 2004; 13,234 shares at cost at June 30, 2005)	(37,723)	(42,227)
Total stockholders’ equity	296,290	307,613
Total liabilities and stockholders’ equity	$397,539	$400,444